UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 24, 2007

Sipex Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-33403	04-6135748
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

233 South Hillview Drive, Milpitas, California		95035
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	408-934-7500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 24, 2007, Sipex Corporation ("Sipex") entered into a letter agreement with Mr. Ray Wallin, Senior Vice President of Finance and Chief Financial Officer of Sipex, to amend and update his employment offer letter dated March 26, 2004. The letter agreement supersedes and replaces portions of the employment offer letter regarding Mr. Wallin’s severance and change of control-related benefits.

Pursuant to the letter agreement, Sipex’s Board of Directors awarded Mr. Wallin cash bonuses totaling $45,000 for his execution on milestones in conjunction with the restatement, relisting and convertible debenture. Mr. Wallin will be paid $22,500 (less applicable withholding taxes) on the next payroll date following the execution of the letter agreement. An additional cash bonus of $22,500 will be paid to Mr. Wallin on the next payroll date following the effective date of the registration statement filed by Sipex on April 20, 2007 registering the 5.5% Redeemable Convertible Senior Notes due 2026 (file No. 333-138740), provided that Mr. Wallin remains a Sipex employee through such effective date.

If Mr. Wallin experiences an "Involuntary Termination" (as defined in the April 24, 2007 letter agreement) and provided that he signs and does not revoke a standard release of claims with Sipex, then:

(A) All outstanding options of Mr. Wallin to purchase common stock of Sipex and other Sipex’s equity awards held by him (the "Awards") shall immediately vest and become fully exercisable as of his termination date, and Mr. Wallin will have until the earlier of the first anniversary of his termination date or the applicable option expiration date in which to exercise any vested option shares.

(B) Mr. Wallin shall be entitled to receive a payment equal to 12 months of his base salary rate as then in effect (less applicable withholding taxes) on the next payroll date following the effective date of the release of claims, and

(C) Sipex will, for the 12 months beginning at the time Mr. Wallin experiences a "qualifying event" under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), pay the costs to continue Mr. Wallin and his eligible dependent’s healthcare coverage.

Notwithstanding the foregoing, if, upon or within 90 days following a "Change of Control," Mr. Wallin experiences an Involuntary Termination and executes and does not revoke a standard release of claims with Sipex, but agrees, at Sipex’s (or a successor’s) request, to continue as an employee to provide transition services for up to 90 days at his then-current salary and at the level of benefits provided to similarly-situated employees, then he will be entitled to the benefits under subsections (B) and (C) above and in lieu of the benefits provided under subsection (A) above, all of his Awards shall immediately vest and become fully exercisable as of the date on which such transition period begins, and he will have until the earlier of the first anniversary of his actual employment termination date or the applicable option expiration date in which to exercise any vested option shares.

Additionally, Sipex will pay to Heller Ehrman LLP up to $5,000 of actual expenses incurred by Mr. Wallin with respect to Heller Ehrman’s representation of Mr. Wallin in connection with this letter agreement.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the actual Letter Agreement attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1 Letter Agreement between Sipex and Ray Wallin dated April 24, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sipex Corporation

April 27, 2007	By:	Clyde R. Wallin

Name: Clyde R. Wallin
Title: Chief Financial Officer and Senior VP of Finance

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Exhibit Index

Exhibit No.	Description

10.1	Letter Agreement between Sipex and Ray Wallin dated April 24, 2007